Joint Venture Agreement

The “Agreement” was made on the 28th day of September 2010 by and among Jinhua Bada Group, Zhejiang Kandi Vehicles Co., Ltd., and Tianneng Power International Co., Ltd.

 Party A: Jinhua Bada Group
  (Address: 480 Liberation West Road, Jinhua City, Zhejiang Province, China)

 Party B: Zhejiang Kandi Vehicles Co., Ltd
  (Address: Jinhua Industrial Zone, Jinhua City, Zhejiang Province, China)

 Party C: Tianneng Power International Co., Ltd.
(Address: Meishan Industrial Zone, Changxing City, Zhejiang Province, China)

The Chinese government has recently called for “energy conservation” and “emission reduction” to achieve the “sustainable development”. In order to explore a new business model and to accelerate the industrialization process of pure electric vehicle development, the three Parties, under the principles of “mutual complementarities”, “mutual benefits” and “joint development”, agreed to set up an electric vehicle battery replacement servicing company. The new service company will be based in Jinhua, Zhejiang Province, China.

1.	Profiles of Each Party.

Jinhua Bada Group (“Bada Group”).

Bada Group is a large integrated group company of Jinhua Electric Power Bureau in China, and is engaged primarily in investing in electrical project development and the related planning and management, as well as in electrical product production and sales. Bada Group is part of the group enterprise of Jinhua, China. It has a complete structured system of product development and research, production and servicing network.

Zhejiang Kandi Vehicles Co., Ltd. (“Zhejiang Kandi”)

Zhejiang Kandi, with its own vehicle development and research center, is one of the major purely electric-powered car manufacturers in Jinhua. Its parent company, Kandi Technologies Corp., is listed on the NASDAQ stock market. Zhejiang Kandi has successfully developed a special type of electric vehicle, the batteries of which can be easily removed or replaced, and Zhejiang Kandi has over ten technical patents so far related to this battery replacement technology.

Tianneng Power International Co., Ltd. (“Tianneng”)

Tianneng is the wholly-owned subsidiary of Tianneng Batteries Group. Tianneng Batteries Group, listed on “Hong Kong Stock Exchange”, is the leading battery producer in China. It focuses on the development, research, production and distribution of power batteries (including lead-acid, Ni-MH and Li-ion batteries) and wind or solar energy storage batteries, as well as those electronic appliances for electric vehicles. Tianneng Batteries Group is ranked among the “Top 100 Enterprises” of Zhejiang Province, China in 2010.

2. Objectives of the Joint Venture.

The three Parties regard unanimously the pure electric vehicles as green vehicle products of “Zero Emission and Zero Pollution”. They believe that these types of vehicles have very good prospects provided the obstacles to electric vehicle purchasing by consumers, such as high purchase costs for pure electric vehicle, limited vehicle driving mileage, time-consuming battery charging methods, as well as the inadequate charging facilities, can be adequately addressed. Consequently, to realize the industrialization of pure electric vehicles, the Parties will focus on a new business model of efficient battery replacement service networks to address the issues.

To take advantage of the development of Jinhua’s electric vehicle industry and each Party’s development strengths in electric car and power battery industries and to have a good use of their charging facilities, Zhejiang Kandi, Tianneng and Bada Group agreed to establish a battery rental and replacement service company (the name of the newly built company is to be confirmed by “State Administration for Industry & Commerce of China”) to develop a comprehensive operating service network system. This will help to satisfy various needs from clients and customers in both product purchases and servicing.

A total of 6 battery charging and replacement stations (5*5 grid intersection layout) are to be established in a regions of approximately 300 km2, offering standard batteries’ leasing, charging, and replacement, as well as recycling services, within Jinhua urban areas through the battery delivery and replacement servicing network. Also, the professional maintenance servicing work and after-sale services will be provided within Jinhua for pure electric car and power battery consumers. All this will promote the industrialization of pure electric vehicle and help to realize its standardization.

3. Registered Capital and Ownership of the New Company

The initial registered capital of the newly built service company is 6 million RMB, of which Bada Group will own 40%, Zhejiang Kandi will own 30% and Tinneng will own 30%. This registered capital and the ownership of the new company can be adjusted accordingly in the future. This Agreement sets forth that the service company’s stocks shall not be transferred to other companies or individuals without the unanimous consent or approvals from all the shareholders, and that its general operating businesses of the new company and its management should be conducted in accordance with the “Corporate Articles of Incorporation” of the company.

4. Two Phases for the Scheme

(a). Pilot Use Phase

The new company is scheduled to build a demonstration base of pure electric vehicles, which is expected to help accelerate the pace of industrialization pace of electric vehicles. The new company will apply for government approval of the demonstration base.

The new business model will be adopted for the operating businesses in this demonstration base, providing a set of integrated services of standard power batteries’ leasing, quick replacement, recycling and other maintenance service work, including lead-acid batteries.

(b). Promotion Phase

Once the new business model is successful, the new company will focus on the “promotion phase” of the new business model.  Under the promotion phase, the new business model will be replicated and constructed in other cities. In this phase, the three Parties might consider integrating the manufacture of both of the electric cars and power batteries into this business model.

5. Project Scheduling Management

The three Parties promise to make a good use of each party’s social, market and technological resources in the construction of battery charging infrastructure and the production of pure electric vehicles and power batteries and to cooperate with each other and work together to create a core competitive advantage to ensure this project can realize commercial use in a short time and that it is profitable. They are set to create a good business operation platform for the industrialization development of Jinhua pure electric car industry

After the three Parties signed the Agreement, three parties will organize a “Co-work Team” and conduct pre-period market research and the early-stage construction work in connection with the establishment of the new service company. They are all resolved to work in good efforts and collaborate well to make the battery rental and replacement services company enter the trial operation phase by the end of November of 2010. The general operating business of the new company should be conducted in accordance with the “Company Law of PRC” and the “Articles of Incorporation” of the company.

6. Rules and Regulations on Others

(a)	Default Responsibility

As for the failure in performing part of the obligations set forth in the Agreement or delay in accomplishing the schemes or projects indicated in this legal document, caused by natural irresistible forces, the unforeseen circumstances or other conditions beyond the control of Man, none of the three Parties shall be held responsible for these damages or losses; and the three Parties may terminate the Agreement as they all agree to.

When any Party wishes to terminate the Agreement, that Party shall notify the other two parties 30 days in advance. If one Party ends the validity of the Agreement without authorization or consent from the other two parties, then the two Parties reserve the rights to seek legal actions against him for his breach of the Agreement.

(b)	Effectiveness

The “Joint Venture Agreement” is made out six originals which have the same legal force and effect, and each Party is to hold two copies of this legal documents.

And it becomes effective as from the date of this agreement. Any undecided issues or events should be settled by the means of formal negotiations and talks.

Jinhua Bada Group (Seal)

Signatory: Su Jianmin.

Zhejiang Kandi Vehicles Co., Ltd (Seal)

Signatory: Hu Xiaoming.

Tianneng Power International Co., Ltd. (Seal)

Signatory: Zhou Jianzhong.